EXHIBIT 10.6

Undersigned,

DPA Nederland B.V., registered at the Gatwickstraat 11 in Sloten.

Registered in the trade register under number 33227811,

legally represented by Mr. O.O. Berten,

hereafter “Sublessor”,

and

AVG Technologies N.V., registered at the Gatwickstraat 11 in Sloten.

Registered in the trade register under number 34231583 and with turnover tax registration number NL8147.20.857.B.01,

legally represented by Mr. J. Little.

hereafter “Sublessee”,

Take into consideration that:

•

Sublessor and sublessee have agreed on a sublease agreement on June 27th 2011 with regard to 493,9 sq.m. office space on the 6th floor including 4 parking spaces at the locally known Spectrum Building at the Gatwickstraat 9-39, 1043 GL, Sloten, with Land Register reference in Sloten, Section K, number 2748. Known to both parties so further explanation is not required.

•	Sublessee has indicated that he wishes to extend the amount of leased space with the remaining part (approx. 411,9 sq.m.) of the current leased 6th floor of the building per November 1st 2011.

Agree the following:

Article 1 – Additional leased space

Approx. 411,9 sq.m. office space, the remaining part of the 6th floor, including an equal share in the common areas of the office building Spectrum, on the right side of the entrance on the 6th floor, as highlighted on the attached drawing, situated at the Gatwickstraat nr. 9-39 in Sloten, and 4 parking spaces on the parking lot at the backside of the building.

Pricing for the office space and service charges are corresponding with the current sublease contract.

Price for the parking space outside on the parking lot is € 1.250,- per parking space per year, to be increased with VAT.

Article 2 – Commencement date additional leased space

November 1st 2011.

Article 3 – Lease term

4 years and 8 months, up to and including June 30th 2016, after which the sublease will be continued for a subsequent period of 1 year, 6 months and 15 days, up to and including 15 January 2018. After that the sublease period will continue for subsequent periods of 5 years. Both sublessor and sublessee can terminate the lease agreement at the end of any lease period, subject to 12 months notice.

Article 4 – Rent free period

Sublessor is willing to give sublessee 12 months rent free, to be increased with VAT. The incentives will be equally divided according to the following scheme;

Year 1 - 3 months of rent free as of 1 July 2012 – 30 September 2012

Year 2 - 3 months of rent free as of 1 July 2013 – 30 September 2013

Year 3 - 3 months of rent free as of 1 July 2014 – 30 September 2014

Year 4 - 3 months of rent free as of 1 July 2015 – 30 September 2015

However, during the rent free periods, sublessee is obliged to pay service charges, to be increased with VAT.

Article 5 – Break options

Sublessee has the right to break the sublease, only for the additional space of 411.9 sq.m, without a breaking penalty, to be exercised during the first sublease term after 1 year, and can therefore terminate the lease on Oktober 31st 2012. This will be subject to a notice period of 3 months and sublessee will inform sublessor in writing per registered mail with signature return.

The second break option possibility is liaised with the current sublease contract. Sublessee has the right to break the lease, without a breaking penalty, to be exercised during the first sublease term after 2 years and 8 months, and can therefore terminate the lease agreement on June 30th 2014. This will be subject to a notice period of 12 months and sublessee will inform sublessor in writing per registered mail with signature return.

Article 6 – Payment

Quarterly in advance. The first payment is due before or on Oktober 1st 2011, liaised with the payment of Q4 of the current sublease contract.

Article 7 – Bank guarantee

With regard to article 6 of the sublease agreement of June 27th 2011 regarding the bank guarantee, lessee will increase the bank guarantee with € 27.649,84 which gives an amount for the total bank guarantee of € 60.805,50.

Article 8 – Key transfer additional space

Sublessee will have access to the additional leased space for the carrying out of fitting out works after this Addendum has been signed, the bank guarantee has been increased, the first rental payment has been done and the additional delivery report has been made. In case the fitting out works are completed before the commencement date of the additional lease sublessee will have the right to commence the use of the space. This shall not lead to an earlier commencement date of the additional leased space. Sublessee is however due to pay service charges from the moment of the key transfer.

Article 9 – Adjustment of rent

Annually on July 1st, liaised with the current sublease contract and in accordance with ‘Central Bureau of Statistics’ price-index figure for family consumption, series of employee families (2006=100), for the first time one year after the commencement date of the sublease, therefore on July 1st 2012.

Article 10 – Additional conditions

This Addendum is attached to the current sublease agreement, as described above, between sublessor and sublessee.

Accept for the clauses as described in this Addendum the current contract between DPA Nederland B.V. and AVG Netherlands B.V / AVG Technologies N.V. and the accompanying general terms and conditions will remain applicable.

As drawn up and signed in threefold:

Venue : Amsterdam	Venue : Amsterdam

Date : 04/ 08 / 2011	Date : 04/ 08 / 2011

DPA Nederland B.V.	AVG Technologies N.V.

/s/ Olav O. Berten	/s/ John Little
Mr. O.O. Berten	Mr. J. Little